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                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT (the Agreement") is made and entered into as of August 26, 1999, by and between CyberGuard Corporation, a Florida corporation (the "Company"), and the persons or entities who have executed the counterpart signature pages attached hereto (individually a "Lender" and collectively, the "Lenders").

1.       LOAN AND USE OF PROCEEDS

         Subject to and upon the terms and conditions herein set forth, Lenders agree to loan to the Company the aggregate principal amount of $614,000.00 (the "Loan"). The Company's obligation to pay the principal of, and interest on, the Loan shall be evidenced by the Notes (as defined below). The proceeds of the Loan shall be used (i) to satisfy the existing indebtedness of the Company to Fernwood Partners, LLC ("Fernwood I"), which indebtedness is evidenced by that certain Promissory Note previously executed by the Company in the original principal amount of $1,125,000, (ii) for payment of certain expenses in connection with a loan from Fernwood Partners II, LLC entered into on the date hereof (the "Fernwood Loan") and (iii) for general corporate purposes.

2.       PROMISSORY NOTES

         The Company hereby covenants and agrees to issue a convertible subordinated promissory note in the form of EXHIBIT A hereto to each of the Lenders (collectively, the "Notes") in the principal amounts set forth on EXHIBIT B hereto. The Notes will be secured by all of the Company's assets pursuant to a Security Agreement in the form of EXHIBIT C hereto. The Notes will only be subordinated in right of payment to the Senior Debt (as defined below) of the Company.

         The Notes will mature on June 30, 2002. The Notes will bear interest at the rate of 11.5% per annum from the date of issuance. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Accrued interest shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 1999, to the entity or persons in whose names the Notes are issued; except that interest accruing from the date of issuance of the Notes through July 1, 2000 shall be compounded quarterly on January 1, April 1, July 1 and October 1, commencing October 1, 1999, and added to the principal amount of the Note. Any amount of principal or interest not paid when due (whether at the stated due date, at maturity, upon acceleration, or otherwise) shall thereafter bear interest until paid in full at the rate of 17.5% per annum. The Notes may be presented for transfer or exchange at the office of the Company, which office is currently located at 2000 West Commercial Blvd., Suite 200, Ft. Lauderdale, Florida 33309. No service charge will be made for transfer or exchange of the Notes.

3.       CONVERSION RIGHTS

         The Lenders will have the right ("Conversion Right"), at the Lenders' option, to convert all or any portion of the principal and accrued interest of the Notes into fully paid and nonassessable shares of the Company's Common Stock ("Common Stock"). The number of shares of Common Stock into which the Notes may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount of the Notes, together with all accrued interest to the date of conversion, by the conversion price in effect at the time of conversion (the "Conversion Price"). The Conversion Price shall be equal to One Dollar ($1.00), subject to adjustment in accordance with the terms of the Notes.

4.       WARRANT RIGHTS

         The Company will grant each of the Lenders a Common Stock Purchase Warrant (collectively, the "Warrants") in the form of EXHIBIT D hereto that is exercisable into the number of shares of Common Stock set forth on EXHIBIT E hereto (the "Exercise Shares"). The Warrants shall have an exercise price of $2.00 per share (the "Exercise Price"). The number of Exercise Shares and the Exercise Price shall be subject to adjustment in accordance with the terms of the Warrants. The Warrants shall have a term of five (5) years.




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5.       SUBORDINATION

         The Notes are secured obligations of the Company subordinate to the existing indebtedness of the Company to Coast Business Credit, a division of Southern Pacific Bank (the "Senior Debt") and of the same priority in interest as Fernwood I under the Fernwood Loan. Each Lender agrees to execute any subordination agreement reasonably requested by any holder of the Senior Debt.

         No payment may be made by the Company on account of the principal of and interest on the Notes, unless and until the principal of and interest of the Senior Debt is either current or until such payment default has been cured or waived or otherwise has ceased to exist.

         Upon any distribution of assets of the Company or upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Debt will first be entitled to receive payment in full (or have such payment duly provided for) before the Lenders are entitled to receive any payment on account of the principal of, premium, if any, or interest on, the Notes and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the Lenders would be entitled (by setoff or otherwise), except for the subordination provisions contained in this Agreement, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the lenders of Senior Debt or their representative to the extent necessary to make payment in full of all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

         In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company shall be received by the Lenders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the holders of Senior Debt, and shall be paid or delivered by the Lenders, as the case may be, to the holders of the Senior Debt remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.

         No provision contained in this Agreement or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of and premium, if any, and interest on the Notes as and when the same shall become due and payable. The subordination provisions of this Agreement and the Notes will not prevent the occurrence of any default or event of default under this Agreement or the Notes or limit the rights of the Lenders, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

6.       CONVERSION AT THE COMPANY'S OPTION

         At the option of the Company, the Notes may be converted into shares of Common Stock at the Conversion Price if (i) shares of the Common Stock close at a price in excess of Four Dollars ($4.00) per share for ninety (90) consecutive trading days, and (ii) the shares of Common Stock into which the Notes are converted are fully registered under the Securities Act of 1933, as amended (the "Securities Act"), and freely transferable.

7.       REPURCHASE OF THE NOTES AT THE OPTION OF THE LENDERS UPON A CHANGE OF
         CONTROL

         In the event that a Change of Control (as defined in the Notes) has occurred, each Lender will have the right, in its sole discretion, to declare the entire principal amount and accrued interest of the Notes immediately due and payable.




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8.       EVENTS OF DEFAULT AND REMEDIES

         The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and the Company shall give Lenders immediate notice thereof: (a) the failure of the Company to make any payment of principal or interest order the Notes when due, (b) if the Company fails to comply with or perform any covenant, agreement or condition of the Loan Documents or in the Loan Agreement of even date herewith between the Company and Fernwood Partners II, LLC. For purposes of this Agreement, the term "Loan Documents" shall mean this Agreement and the other documents and agreements executed in connection herewith (as the same may be further amended, supplemented, restated or otherwise modified from time to time), including, without limitation, the Notes, the Warrants and the Security Agreement.

         If an Event of Default occurs then all principal and accrued interest on the Notes will be immediately due and payable without any declaration or other act on the part of the Lenders. The Lenders are authorized to rescind such acceleration if all existing Events of Default, other than the nonpayment of the principal of, and interest on, the Notes that has become due solely by such acceleration, has been cured or waived; provided, however, the Lenders shall have no obligation to rescind any such acceleration or waive any Event of Default.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDERS

         The obligations of the Lenders to make the Loan is subject to the satisfaction of the following condition precedent: if required, the Company shall have obtained the written consent of Coast Business Credit to the Company's use of a portion of the proceeds of the Loan to satisfy the existing indebtedness of the Company to Fernwood I.

10.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company makes the following representations and warranties:

         A. CORPORATE STATUS. The Company (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage, and (iii) is duly qualified and is authorized to do business and is in good standing as a foreign corporation in every foreign jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure of any of the above would not have a material adverse effect on the Company.

         B. AUTHORITY. The executive officers executing the Loan Documents have the full authority of the Company and its Board of Directors to accept and bind the Company to the terms and conditions of this Agreement, the other Loan Documents and all exhibits attached hereto and thereto.

11.      REPRESENTATIONS AND WARRANTIES OF THE LENDERS

         The Lenders make the following representations and warranties:

         A. INVESTMENT. The Lenders are acquiring the Notes and the Warrants and the shares of Common Stock issuable upon conversion or exercise thereof, for their own account, for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.




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         B. RELIANCE ON EXEMPTIONS. The Lenders understand that the Notes and the Warrants are being offered and sold to them in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Lenders' compliance with, the representation, warranties, agreements, acknowledgments and understandings of the Lenders set forth herein in order to determine the availability, of such exemptions.

         C. INFORMATION. The Lenders and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Notes and Warrants which have been requested by the Lenders or their respective advisors. The Lenders and their respective advisors, if any, have been afforded the opportunity to ask questions of the Company and have received what the Lenders believe to be satisfactory answers to any such inquiries. The Lenders understand that their investment in the Notes and Warrants involves a significant degree of risk.

         D. GOVERNMENTAL REVIEW. The Lenders understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes and the Warrants.

         E. TRANSFER OR RESALE. The Lenders understand the limitations on resale or transfer of the Notes and the Warrants incorporated herein and those additional restrictions applicable pursuant to securities laws.

         F. LEGENDS. The Lenders understand that the Notes and Warrants and, until such time as the shares of Common Stock issuable upon the conversion or exercise of the Note and/or Warrant have been registered under the Securities Act as contemplated herein, such shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as mended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities trader said Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under said Act or unless s old pursuant to Rule 144 under said Act."

12.      REGISTRATION RIGHTS

         A. PIGGYBACK REGISTRATION. Subject to the limitations set forth in this
Section 12.A, if the Company shall propose to issue and register shares of its equity securities on its own behalf or to register equity securities on behalf of any holder of its equity securities under the Securities Act, the Company shall give written notice as promptly as possible of such registration to each of the holders of the Notes and the Warrants (which notice shall include the anticipated filing date of the Registration Statement and the number of its equity securities proposed to be included in the Registration Statement), and will use its best efforts to include in the offering such mount of the Registrable Securities as any such holder (a "Participating Holder") shall request to be included by written notice to the Company received within fifteen
(15) days after receipt of the Company's notice, upon the same terms (including the method of distribution) as the equity





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securities being sold by the Company or any such holder pursuant to any such offering (a "Piggyback Registration").

                  (i) REQUIREMENTS OF REQUEST. Each request delivered to the Company pursuant to this SECTION 12.A shall: (i) specify the amount of Registrable Securities intended to be offered and sold by the Participating Holder; and (ii) contain the undertaking of the Participating Holder to provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the commission and state securities and "blue sky" laws and to obtain acceleration of the effective date of the Registration Statement.

                  (ii) LIMITATIONS ON INCIDENTAL REGISTRATIONS. The obligations of the Company to cause Registrable Securities to be registered pursuant to this Section 12.A are subject to each of the following limitations, conditions and qualifications:

                           (a) The Company shall not be required to give notice
                  or include Registrable Securities in any registration if the proposed registration is primarily: (A) a registration of a stock option, thrift, employee benefit or compensation plan or of securities issued or issuable pursuant to any such plan;
                  (B) a registration of securities proposed to be issued in connection with a dividend reinvestment plan or stock purchase plan; (C) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation or other entity; (D) a registration of securities to be offered by the Company to its then existing security holders; or (E) a registration of securities which is a combination of any of the above.

                           (b) If the Company is advised by the managing
                  underwriter or its investment banking firm if the offering is not underwritten, that the inclusion of Registrable Securities may, in the opinion of such underwriter or investment banking firm, as the case may be, materially adversely affect the successful marketing of the securities proposed to be offered by the Company, the number of shares of Registrable Securities to be included in the offering shall be reduced or eliminated to the extent necessary as shall be reasonably determined by such underwriter or investment banker, as the case may be, in good faith; provided that as to the Participating Holders, such reduction shall be pro rata with respect to all securities to be sold by persons other than the Company; and, provided, further, that in such event, the Participating Holders shall have the right to withdraw their requests to participate in the offering.

                           (c) The Company may, in its sole discretion and
                  without the consent of or prior notice to any Participating Holder, withdraw such registration statement and abandon the proposed offering in which the Participating Holder had requested to participate at any time.

         B. PROHIBITED SALES OF SECURITIES. Notwithstanding the foregoing, the Company shall have the right to prohibit the sale of Registrable Securities pursuant to any Registration Statement filed pursuant to this Section 12.B, upon notice to the applicable holder (i) if in the opinion of counsel for the Company, the Company would thereby be required to disclose information not otherwise then required by law to be publicly disclosed, provided that the Company shall use its best efforts to minimize the period of time in which it shall prohibit the sale of any shares of Registrable Securities pursuant to this clause (i), (ii) during the period





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starting with the date 10 days prior to the Company's estimate of the date of filing of, and ending on a date 90 days after the effective date of, a Company initiated registration in which the person requesting registration is entitled to participate in accordance with the provisions of this Section 12.B hereof, or such longer post-effective periods as may be reasonably required by the underwriter or underwriters if such offering is underwritten, or (iii) upon the happening of any event, as a result of which the Prospectus under the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (in which case, the Company shall promptly provide the person requesting registration with revised or supplemental prospectuses and such person shall promptly take action to cease making any offers of the Registrable Securities until receipt and distribution of such revised or supplemental prospectuses).

13.      GOVERNING LAW

         This Agreement shall be governed by the laws of the State of Florida, without regard to conflict of law principles.

14.      NOTICE

         Any notice or communication required to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the U.S. mail, with postage prepaid thereon, certified registered mail, return receipt requested, addressed as follows:

         To Lenders:       To the address of the Lenders set forth on the
                           counterpart signature pages of the Security Agreement dated August 26, 1999

         To Company:       CyberGuard Corporation
                           2000 W. Commercial Boulevard
                           Fort Lauderdale, Florida 33309

15.      PARTIAL INVALIDITY

         If any provision of this Agreement or the application thereof to any party or circumstances is held to be invalid or unenforceable, the remainder of this Agreement and the application of any such provision to other parties or circumstances shall not be affected thereby, the provisions of this Agreement being severable in any such instance. No invalid provision hereof shall affect or impair any other provision of this Agreement.

16.      AMENDMENTS

         Any amendment or modification to this Agreement shall not be effective unless signed in writing by the parties hereto.

17.      HEADINGS; CONSTRUCTION

         The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof, words used herein of any gender shall be construed to include any other gender where appropriate, and words used herein which are either singular or plural shall be construed to include the other where appropriate.


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         SUCCESSORS AND ASSIGNS

         All of the covenants, stipulations, promises, and agreements of this Agreement shall bind the parties' successors and assign, whether so expressed or not; provided, however, that the Company may not, without the prior consent of the Lenders, assign any rights, duties, or obligations under this Agreement.


         NO ORAL AGREEMENTS

         THIS AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18.      WAIVER OF TRIAL BY JURY

         THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS THEY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. THE PARTIES ACKNOWLEDGE THAT THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO DEMAND TRIAL BY JURY.

19.      SURVIVAL

         All representations and warranties made under this Agreement and all statements, certifications and other information provided in or pursuant to this Agreement or any other Loan Document shall be deemed to be made, and shall be true and correct, as of the date hereof and shall survive, and not be waived by, the execution hereof by the Lenders or any investigation or inquiry of the Lenders.

22.      COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.




                             SIGNATURE PAGE FOLLOWS



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         IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seat this 26th day of August, 1999.

                                          COMPANY:


                                          CyberGuard Corporation,
                                          a Florida corporation


                                          By:
                                              ----------------------------------
                                          Its:
                                              ----------------------------------


                                          LENDER:


                                          By:
                                              ----------------------------------
                                          Name:
                                              ----------------------------------









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                                    EXHIBIT A

                           Convertible Promissory Note






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                                    EXHIBIT B

                            Principal Amount of Notes

                                    EXHIBIT C

                               Security Agreement




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                                    EXHIBIT D

                                     Warrant



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                                    EXHIBIT E

                                 Exercise Shares